Exhibit 99.1

         ArthroCare Completes Acquisition of Parallax Medical

    SUNNYVALE, Calif.--(BUSINESS WIRE)--Jan. 29, 2004--

  Strategic Move Expands Company's Interventional Spine Product Line and Propels ArthroCare into Significant New Market Segment

    ArthroCare Corp. (Nasdaq:ARTC), a multi-business medical device company that develops products based on its patented Coblation(R) technology, today announced it has completed the acquisition of Medical Device Alliance, Inc. and its wholly owned subsidiary Parallax Medical, Inc., a leader in products for bone access, percutaneous injection of bone cement and bone augmentation in the spine. Physicians use Parallax products during a variety of orthopedic procedures, including treatments for vertebral compression fractures caused by osteoporosis or spinal tumors.
    ArthroCare acquired Parallax for $28 million in cash and future revenue milestone payments. The company expects the acquisition to contribute approximately $7-8 million in product sales during the year, break even in fiscal 2004 and be accretive thereafter.
    "The Parallax acquisition is a critical component of our expanded interventional spine strategy," said Michael A. Baker, president and chief executive officer (CEO) for ArthroCare. "It enables us to quickly enter a significant new market segment in which Parallax plays a pioneering role. Parallax has a full range of market-leading products, a rich pipeline of products under development and a strong intellectual property portfolio. We look forward to leveraging these competitive advantages to further penetrate the interventional spine market."
    "I am very proud of the Parallax team who pioneered the treatment of vertebral compression fractures and helped enhance the quality of life for many patients," said Howard Preissman, CEO of Parallax. "ArthroCare's Coblation technology, combined with our market-leading products, enables our customers to improve outcomes for a wider variety of patients with spinal injuries."

    About ArthroCare

    ArthroCare Corp. (www.arthrocare.com), headquartered in Sunnyvale, Calif., is a multi-business medical device company that develops, manufactures and markets minimally invasive soft tissue surgical products based on its patented Coblation technology. Coblation uses low-temperature radiofrequency energy to gently and precisely dissolve rather than burn soft tissue, minimizing damage to healthy tissue. ArthroCare targets a multi-billion dollar market opportunity across several medical specialties, significantly improving surgical procedures and enabling new, minimally invasive procedures. ArthroCare's Coblation-based devices have been used in more than two million surgical procedures worldwide. The company has developed and marketed Coblation-based products for arthroscopic, spine/neurologic, ear, nose and throat, cosmetic, urologic, gynecologic and laparoscopic/general surgical procedures, and continues research in other areas.

    Safe Harbor Statements

    Except for historical information, this press release includes forward-looking statements. These statements include, but are not limited to, the expectations regarding trends in newly commercialized markets, the company's belief that certain surgical products and procedures will enhance achievement of the company's long-term potential, the sustainability of growth rates in certain markets, the effect of anticipated government regulatory clearances, continued success of product diversification efforts, opportunities to execute strategic initiatives, and other statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to, the fact that the company's operating results will fluctuate, the market price of the company's stock may be highly volatile, the sustainability of the company's growth rate, continued success of market diversification efforts. These and other risks and uncertainties are detailed from time to time in the company's Securities and Exchange Commission filings, including ArthroCare's Form 10-K for the year ended December 31, 2002 and the 10-Q for the quarter ended September 30, 2003. Forward-looking statements are indicated by words or phrases such as "anticipates," "estimates," "projects," "believes," "intends," "expects" and similar words and phrases. Actual results may differ materially from management plans.


    CONTACT: ArthroCare Corporation
             Fernando Sanchez, 408-736-0224 (Investors)
                 or
             Haberman & Associates
             Amanda Kohls, 612-338-3900 or 952-221-1542 (cell) (Media)
             amanda@habermaninc.com